UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2007
HORIZON OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation) 2500 CityWest Boulevard, Suite 2200, Houston, Texas (Address of principal executive offices)	001-16857 (Commission File Number)	72-0487309 (IRS Employer Identification No.) 77042 (Zip Code)
(713) 361-2600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04 Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.
     (a) On December 21, 2006, Horizon Offshore, Inc. (the “Company”) sent a notice to its executive officers and directors (the “Notice”) informing them that they would be prohibited from engaging in certain transactions involving the Company’s common stock during a blackout period (the “Blackout Period”) relating to the temporary suspension of transactions in the Company’s 401(k) Plan (the “Plan”). The Notice indicated that the Blackout Period would begin on January 17, 2007 and would end on or about the week of January 28, 2007. The Notice was filed as an exhibit to a Form 8-K filed by the Company on December 21, 2006.
     On February 5, 2007, the Company sent an updated notice (the “Updated Notice”) to its executive officers and directors informing them that the Blackout Period will not terminate on or about the week of January 28, 2007, as anticipated, but is now expected to end on or about the week of February 4, 2007. This extension of the Blackout Period is necessary because the Company was recently notified by the Plan’s service provider that additional time was needed to interpret and reconcile the final reports for the Company’s common stock to ensure accurate record keeping of the stock in participants’ accounts. The Updated Notice indicated that, except for the change in the termination date of the Blackout Period, all of the information contained in the original Notice sent to the executive officers and directors continues to be accurate and in effect.
     Attached hereto as Exhibit 99.1 and incorporated by reference herein is a copy of the Updated Notice.
Item 9.01 Financial Statements and Exhibits.

99.1	Notice sent to Directors and Executive Officers, dated February 5, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON OFFSHORE, INC.
By:	/s/ Ronald D. Mogel
Ronald D. Mogel
Vice President and Chief Financial Officer

Date: February 5, 2007

Exhibit Index

99.1	Notice sent to Directors and Executive Officers, dated February 5, 2007